Filed Pursuant to Rule 424(b)(3)

Registration No. 333-150687

Prospectus Supplement No. 2 dated June 15, 2011

(to Prospectus dated March 21, 2011)

25,250,000 SHARES

CURRENCYSHARES® RUSSIAN RUBLE TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated March 21, 2011 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1 dated June 9, 2011 (“Prospectus Supplement No. 1” and together with this Prospectus Supplement No. 2, the “Prospectus Supplements”).

Under “Creation and Redemption of Shares,” the third sentence in the fourth full paragraph on page 24 of the Prospectus is hereby deleted and replaced in its entirety with the following: “As of June 15, 2011, As of the date of this prospectus, Goldman, Sachs & Co., Goldman Sachs Execution & Clearing, L.P., JPMorgan Securities, Inc., Knight Clearing Services, LLC, Nomura Securities International, Inc. and RBC Capital Markets, LLC have each signed a Participant Agreement with the Trustee and the Sponsor and may create and redeem Baskets. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants.”

The following subheading and disclosure is added at the end of “United States Federal Tax Consequences” on page 36 of the Prospectus:

“FBAR Reporting Obligations

Each U.S. Shareholder should consult with its tax advisor as to the tax filing and reporting obligations that may arise in connection with an investment in a Share, including whether the Shares need to be reported on Treasury Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts, the FBAR form). A Shareholder that is obligated and fails to file the FBAR form may be subject to civil penalties in an amount equal to the greater of (1) $100,000 or (2) 50 percent of the value of the unreported “foreign account,” and may face possible criminal penalties as well. The Sponsor is presently seeking relief from these reporting requirements for Shareholders; however, there is no assurance that such relief will be forthcoming.”

All other portions of the Prospectus, as amended by the Prospectus Supplements, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is June 15, 2011